INDEPENDENT AUDITORS' CONSENT

Securities and Exchange Commission

Washington, D.C.

We consent to the use in this Registration Statement of Wedge Net Experts, Inc. on Form SB-2, Amendment No. 1, of our report dated January 12, 2001, appearing in the Prospectus, which is part of this registration statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

Cordovano and Harvey, P.C.

Denver, Colorado

March 2, 2001